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Exhibit 10.10

EMPLOYMENT AGREEMENT

        This Agreement, dated August 20, 2003 is between JDS Uniphase Corporation (the "Company") and Dr. Kevin Kennedy ("Employee").

PREMISES

        WHEREFORE,

        1.     Employee has been offered and desires to accept employment by Company; and

        2.     Company and Employee wish to memorialize the terms of Employee's employment relationship with a written Employment Agreement intended to supersede all other written and oral representations regarding Employee's employment with Company;

AGREEMENT

        NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and Company agree as follows:

        1.    Definitions.

        As used herein, the following terms are defined as follows:

          a.     "Cause" means:

              (i)  willful malfeasance by Employee, which has a material adverse effect on the Company;

             (ii)  substantial and continuing willful refusal by Employee to perform duties ordinarily performed by an employee in the same position and having similar duties as Employee;

            (iii)  conviction of Employee for a felony or misdemeanor which would have a material adverse effect on the Company's goodwill if Employee is retained as an employee of the Company;

              (i)  willful failure by Employee to comply with material policies and procedures of the Company including but not limited to the JDS Uniphase Corporation Ethics Policy and Policy Regarding Inside Information and Securities Transactions.

          b.     "Good Reason" means the occurrence of any of the events or conditions described in subsections (i) through (iv) below, provided however, that Employee provides the Company with thirty (30) days notice of termination for "Good Reason" pursuant to the provisions of Section 7 below, during which time the Company shall have an opportunity to cure the occurrence or condition claimed to constitute "Good Reason"; and provided further, that such notice of resignation is submitted by Employee no later than sixty (60) days after the occurrence of the event or condition that Employee claims as the basis for termination for "Good Reason":

              (i)  a material reduction in Employee's base salary or target bonus without Employee's prior written consent; or

             (ii)  a material adverse change in Employee's position, duties or responsibilities without Employee's prior written consent; or

            (iii)  an actual change in Employee's principal work location by more than 50 kilometers without Employee's prior written consent;

            (iv)  a resignation by Employee occurring any time within 6 months of a Change of Control; or

             (v)  failure by the Company to obtain from any successor company the assumption of the Company's obligations under this Agreement.

          c.     "Change of Control" means:

              (i)  the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to the Company's stockholders, open market purchases or any other transaction or series of transactions, of Common Stock possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Company's Board of Directors;

             (ii)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by persons who held Common Stock immediately prior to such merger or consolidation and those members of the Existing Board immediately prior to such merger or consolidation constitute a majority of the Board of Directors immediately after such merger or consolidation;

            (iii)  any reverse merger in which the Company is the surviving entity but in which either securities representing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger or those members of the Existing Board immediately prior to such merger or consolidation do not constitute a majority of the Board of Directors immediately after such merger; or

            (iv)  the sale, transfer or other disposition of all or substantially all of the assets of the Company (whether such assets are owned directly by the Company or indirectly through one or more operating subsidiaries).

          d.     "Disabled" means a mental or physical disability, illness or injury, evidence by medical reports from a duly qualified medical practitioner, which renders the Employee unable to perform the essential duties of his or her position, and "Disability" has a corresponding meaning.

          e.     "Effective Date" means:

              (i)  in the event the Company terminates the employment of Employee, the date designated by the Company as the last day of Employee's employment;

             (ii)  in the event the Employee resigns his or her employment with the Company, the date designated by the Company as the effective date of resignation;

            (iii)  in the event the Employee dies, the date of death;

            (iv)  in the event the Employee becomes Disabled, the date designated by the Company as the last day of Employee's employment.

          f.      "New Hire Options" means those certain option rights to purchase an aggregate of 2,000,000 shares of the Company's Common Stock to be issued by the Company to Employee pursuant to Section 3 below.

        2.    Position, Duties, Responsibilities

          a.    Position:    Employee is employed by Company to render services to the Company in the position of Chief Executive Officer, subject to the provisions of paragraph 3 below and commencing upon the date specified in Section 4 below. Employee shall perform such duties as are customarily required by such position and such other and responsibilities as may be assigned by the Company's Board of Directors from time to time. Additionally, Employee shall continue to serve as a member of the Company's Board of Directors during the Term of this Agreement.

          b.    Other Activities:    Except upon the prior written consent of the Company, Employee will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Employee in a conflicting position to that of, the Company.

        3.    Compensation

        In consideration of the services to be rendered under this Agreement, and subject to the approval of the Compensation Committee of the Company's Board of Directors:

          a.     The Company shall pay Employee a base annual salary of $500,000, payable in accordance with the Company's standard payroll practices. Employee's salary will be reviewed from time to time in accordance with Company's established procedures for adjusting salaries for similarly situated employees. Notwithstanding the preceding sentence, upon the first anniversary of the commencement of the Term (as defined in Section 4 below) of this Agreement, Employee's base annual salary shall be increased to a minimum of $575,000;

          b.     Employee shall be entitled to participate in the Company's established incentive plan(s) for senior executives with a target bonus of 100% of Employee's base salary and a maximum bonus of up to 200% of Employee's base salary. Notwithstanding the preceding sentence, during each of the Company's 2004, 2005, 2006 and 2007 Fiscal Years, Employee shall also be entitled to participate in an individual performance-based bonus program with performance targets as shall be established by the Company's Board of Directors and reasonably agreed upon by Employee (the "CEO Incentive Program"). Subject to Employee's achievement of 100% of the performance targets as shall be established pursuant to the preceding sentence, Employee's minimum annual bonus under the CEO Incentive Program shall be as follows:

Company Fiscal Year	Target Bonus
2004	$500,000
2005	$400,000
2006	$300,000
2007	$300,000

  Any bonus paid to Employee under the Company's established incentive plan(s) for senior executives referred to in the first sentence of this Section 3.b. shall be a credit against and shall be deducted from any obligation of the Company to Employee under the CEO Incentive Plan. In addition, Employee shall be eligible to participate in the Company's benefit plans and to receive prerequisites of employment as established by Company, and as may be amended from time to time in Company's sole discretion;

          c.     The Company shall issue to Employee the New Hire Options pursuant to the terms and conditions of the Company's 1993 Amended and Restated Flexible Stock Incentive Plan (the "Plan") with a grant date as of the date of commencement of employment specified in Section 2(a) above and priced at the closing price of JDS Uniphase on NASDAQ on the date of the grant. The rights and obligations of the Company and Employee with respect to the New Hire Options shall be governed by the terms of the Plan and the Grant Agreement for the New Hire Options, and shall vest 25% on the first anniversary of the grant and in equal quarterly installments thereafter such that the entire New Hire Option grant shall be fully vested in four years, subject to the possible acceleration of the exercisability of such options as provided in Sections 5.a., 5.e. and 5.g. below. In addition, and subject to Employee's achievement of such performance goals as shall be determined by the Company's Board of Directors in its sole discretion, Employee shall be eligible for further stock option grants under the Company's then effective equity incentive plans as such plans may be approved from time to time by the Company's shareholders and Board of Directors. Such stock option grants shall be of a size consistent with Employee's position as Chief Executive Officer. Employee and the Company agree that the following would be the minimum number of stock options that would be the minimum deemed to be consistent with such position: (i) 1,000,000 stock options during the first through twelfth months of the Term (as defined in Section 4 below) of this Agreement, and (ii) 500,000 stock options during the thirteenth through eighteenth months of the Term of this Agreement;

          d.     The Company shall pay Employee a one-time new hire bonus of $500,000 (gross), which bonus shall be earned and payable with Employee's first paycheck following commencement of employment (the "New Hire Bonus"); and

          e.     The Company shall provide to Employee a one time cash bonus (the "Stock Purchase Bonus") of $250,000 (which shall be fully grossed up to account for applicable deductions and withholdings) which shall be used by Employee to purchase common stock of the Company on NASDAQ, pursuant to the terms and conditions of the Stock Purchase Agreement attached hereto as Appendix A and which is incorporated by reference.

        4.    Term

        The term (the "Term") of this Agreement shall commence on September 1, 2003 and shall expire on August 31, 2007 unless sooner terminated as provided herein (the date of termination of this Agreement, the "Expiration Date"). Notwithstanding the foregoing, on the fourth anniversary of the date of this Agreement, and on the anniversary date of each one year period thereafter (a "Renewal Date") the Term will be automatically extended for an additional one-year period unless, not later than 180 days prior to such a Renewal Date, the Company provides written notice to Employee that it has elected not to extend the Term of this Agreement.

        5.    Termination.

          a.    Termination Benefits Under Certain Circumstances.    If the Employee's employment is terminated, prior to the expiration of the Term, by the Company (other than for Cause) other than by the Company following a Change of Control, as the result of the Death or Disability of the Employee, or by the Employee for Good Reason other than Good Reason as that term is defined in Section 1(b)(iv) above, conditioned upon the Employee's executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee will be entitled to the following benefits in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

              (i)  the Company shall pay to the Employee, in one lump sum, an amount equal to (A) any accrued but unpaid wages, and either (B) if termination of employment occurs on or prior to the second anniversary of the date of this Agreement, three years' salary, at the Employee's annual salary in effect on the Effective Date, plus three years' bonus (calculated based on the average of the bonus awarded to Employee in each of the previous two years of employment by the Company or, if termination occurs prior to the completion of two years of employment, each such "missing" year calculated as the amount listed in Section 3.b. pursuant to the CEO Incentive Plan for the applicable fiscal year), or (C) if termination of employment occurs after the second anniversary of the date of this Agreement, two years' salary, at the Employee's annual salary in effect on the Effective Date, plus two years' bonus (calculated based on the average of the bonus awarded to Employee in each of the previous two years of employment by the Company). All amounts paid to Employee pursuant to the terms of this Section 5.a.(i) shall be reduced by any amounts to which Employee is otherwise entitled under any statutory or Company long or short term disability plan and any required withholdings or deductions;

             (ii)  Employee's right, title and entitlement to any unvested options or any other securities or similar incentives which have been granted or issued to Employee as of the Effective Date, which would have vested in either the (A) three year period immediately following the Effective Date (in the event of termination of employment on or prior to the second anniversary of the date of this agreement), or (B) two year period immediately following the Effective Date (in the event of termination of employment after to the second anniversary of the date of this agreement), shall immediately vest, free from any restrictions other than those imposed by applicable state and federal securities laws, provided that all such securities shall continue to be exercisable (if applicable) for 90 days from the Effective Date or until the term such securities would have otherwise expired (if applicable), whichever is earlier; and

            (iii)  should Employee elect COBRA benefits continuation following termination of employment the Company shall pay the full cost to Employee for the full 18 month COBRA period and the Company shall thereafter provide Employee, in one lump sum, an amount equal to the cost of reasonably comparable health insurance benefits for Employee and Employee dependents for a period of six (6) months. All amounts payable pursuant to this Section 5.a.(iii) shall be grossed-up to the extent such amounts are determined to be a taxable benefit.

  Such payments and other consideration payable by the Company pursuant to this Section 5.a. shall be accepted by Employee, or his heirs as the case may be, in exchange for a full and complete release by Employee of all causes of action, claims or other rights that he may have against the Company arising in connection with his employment or pursuant to this Agreement. The Company shall have no obligations under this Section 5.a. with respect to any termination of the Term for any reason other than as specified in the first sentence of this paragraph.

          b.    Termination For Cause:    This Agreement shall terminate immediately upon the termination of Employee for Cause. Thereafter, all obligations of Company under this Agreement shall cease.

          c.    By Death:    Employee's employment shall terminate automatically upon the death of Employee. Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation set forth in Section 5.a. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

          d.    By Disability:    If Employee suffers from a Disability, then, to the extent permitted by law, Company may terminate Employee's employment. Company shall pay to Employee the compensation set forth in Section 5.a. Thereafter, all of Company's obligations under this Agreement shall cease. Nothing in this Section shall affect Employee's rights under any disability plan in which he is a participant.

          e.    Benefits in the Event of Employee's Termination following a Change of Control.    If the Employee's employment is terminated, prior to the expiration of the Term, by the Company following a Change of Control, or by Employee for Good Reason as that term is defined in Section 1.b.(iv) above (i.e., Employee's resignation within six (6) months of a Change of Control), conditioned upon the Employee's executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee will be entitled to the following benefits in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

              (i)  the Company shall pay to the Employee, in one lump sum, an amount equal to (A) any accrued but unpaid wages, (B) three years' salary, at the Employee's annual salary in effect on the Effective Date, plus (C) three years' bonus (calculated based on the average of the bonus awarded to Employee in each of the previous three years of employment by the Company or, if termination occurs prior to the completion of three years of employment, each such "missing" year calculated as the amount listed in Section 3.b. pursuant to the CEO Incentive Plan for the applicable fiscal year, minus any amounts to which Employee is otherwise entitled under any statutory or Company long or short term disability plan and minus any required withholdings or deductions;

             (ii)  Employee's right, title and entitlement to any unvested options or any other securities or similar incentives which have been granted or issued to Employee as of the Effective Date, which would have vested in the three year period immediately following the Effective Date, shall immediately vest, free from any restrictions (other than those imposed by applicable state and federal securities laws), provided that all such securities shall continue to be exercisable (if applicable) for 90 days from the Effective Date or until the term such securities would have otherwise expired (if applicable), whichever is earlier; and

            (iii)  should Employee elect COBRA benefits continuation following termination of employment the Company shall pay the full cost to Employee for the full 18 month COBRA period and the Company shall thereafter provide Employee, in one lump sum, an amount equal to the cost of reasonably comparable health insurance benefits for Employee and Employee dependents for a period of six (6) months. All amounts payable pursuant to this Section 5.e.(iii) shall be grossed- up to the extent such amounts are determined to be a taxable benefit.

  Such payments and other consideration payable by the Company pursuant to this Section 5.e. shall be accepted by Employee, or his heirs as the case may be, in exchange for a full and complete release by Employee of all causes of action, claims or other rights that he may have against the Company arising in connection with his employment or pursuant to this Agreement. The Company shall have no obligations under this Section 5.e. with respect to any termination of the Term for any reason other than as specified in the first sentence of this Section.

          f.    Certain Additional Payments by Company:    Notwithstanding anything in this Agreement to the contrary, in the event that Employee becomes entitled to any of the payments or benefits provided under this Section 5 as a result of Employee's resignation for Good Reason pursuant to Section 1.b.(iv) hereinabove or Employee's termination without cause following a Change of Control and such payments or benefits result in Employee being subject to the golden parachute excise tax imposed by Section 4999 of the Internal Revenue Code, the Company shall make such additional payment as will make executive whole for such tax obligation, as set forth in Appendix B, which is incorporated herein by reference.

          g.    Benefits in the Event of Nonrenewal of the Term:    In the event that the Company provides notice in accordance with the provisions of Section 4 above of its intent not to renew the Term for an additional one year period, and conditioned upon the Employee's executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee will be entitled to the following benefits as of the Effective Date in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

              (i)  the Company shall pay to the Employee, in one lump sum, an amount equal to (A) one year's salary, at the Employee's annual salary in effect on the Effective Date, plus (B) one year's bonus (calculated based on the average of the actual bonus awarded to Employee in each of the previous three years of employment by the Company) minus any required withholdings or deductions;

             (ii)  Employee's right, title and entitlement to any unvested options or any other securities or similar incentives which have been granted or issued to Employee as of the Effective Date and which would otherwise have vested according to their terms within 12 months of the Effective Date shall immediately vest, free from any restrictions (other than those imposed by applicable state and federal securities laws), and all such securities shall continue to be exercisable (if applicable) until the earlier of (1) as provided in the applicable plan or grant agreements (but in no event less than 90 days) following the Effective Date; or (2) until such term of such options or other such securities would have otherwise expired (if applicable); and

            (iii)  should Employee elect COBRA benefits continuation following termination of employment the Company shall pay the full cost to Employee for the full 18 month COBRA period and the Company shall thereafter provide Employee, in one lump sum, an amount equal to the cost of reasonably comparable health insurance benefits for Employee and Employee dependents for a period of six (6) months. All amounts payable pursuant to this Section 5(g)(iii) shall be grossed-up to the extent such amounts are determined to be a taxable benefit.

        6.    Termination Obligations

          a.    Return of Company's Property:    Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee's employment, belong to Company and shall be promptly returned to Company upon termination of Employee's employment.

          b.    Cooperation in Pending Work:    Following any termination of Employee's employment, Employee shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Employee shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Employee's acts or omissions while employed by Company.

        7.    Notices

        All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Company:

    JDS Uniphase Corporation
    1768 Automation Parkway
    San Jose, California 94131
    Attention: Office of the General Counsel

and to Employee at:

        Employee and the Company shall provide written notice to the other (which, notwithstanding any other provision within this section, may be provided by hand delivery, first class mail or electronic mail) of any changes to the addresses above.

8.
Entire Agreement

        Subject to the last sentence of this paragraph, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Subject to the last sentence of this paragraph, the parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Notwithstanding the foregoing, nothing in this agreement shall limit or modify, in any manner, any existing or future agreement between the Employee and the Company relating to proprietary information, inventions, treatment of confidential information, non-competition or employee benefits or incentive plans.

        9.    Amendments, Waivers

        This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein.

        Employee and the Company each specifically agree and acknowledge that they each waive recourse to any remedies in tort, and further agree and acknowledge their intent that all rights and liabilities pertaining to the cessation of the employment relationship between them, where such cessation occurs on or before the Expiration Date, be as set out in this Agreement (or in any subsequent modification of this Agreement, provided that the modification is in writing and signed by both parties).

        10.    Assignment; Successors and Assigns

        Employee agrees that Employee will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

        11.    Severability; Enforcement

        If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

        12.    Governing Law

        The validity, interpretation, enforceability, and performance of this Agreement, other than Section 4, shall be governed by and construed in accordance with the law of the State of California.

        13.    Employee Acknowledgment

        The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

        14.    Date of Agreement

        The parties have duly executed this Agreement as of the date first written above.

JDS UNIPHASE CORPORATION

By:	/s/ CHRISTOPHER S. DEWEES	/s/ KEVIN KENNEDY
Name:	Christopher S. Dewees	Kevin Kennedy, Ph.D.
Its:	Senior Vice President and General Counsel

APPENDIX A

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement ("Agreement"), dated August     , 2003, is between JDS Uniphase Corporation (the "Company") and Dr. Kevin Kennedy (the "Employee").

PREMISES

        WHEREFORE,

  1.
  Employee has been offered and desires to accept employment by Company; and

  2.
  Pursuant to the Employment Agreement executed concurrently with this Agreement (the "Employment Agreement") Company is to provide Employee with a Stock Purchase Bonus which is to be used by Employee to purchase common stock of the Company; and

  3.
  Company and Employee wish to memorialize the terms that shall apply to said Stock Purchase Bonus and stock purchase;

AGREEMENT

        NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and Company agree as follows:

        1.    Definitions

        Capitalized terms used but not expressly defined in this Agreement shall have the meanings given such terms in the Employment Agreement.

          a.     "Repurchase Right" shall have such meaning as is defined in Section 3 below.

          b.     "Shares" shall have such meaning as is defined in Section 2 below.

          c.     "Vest" shall mean that the Shares, or a portion thereof, are no longer subject to the Repurchase Right

        2.    Purchase of Company Common Stock

        Employee shall apply the Stock Purchase Bonus toward the purchase of shares of Company common stock on the open market (the "Shares"). In order to effectuate the purchase of the Shares, the Company shall provide the Stock Purchase Bonus directly to a Company designated broker (the "Designated Broker") in the name of Employee. The Designated Broker shall utilize the Stock Purchase Bonus, less brokerage fees, to purchase the Shares on Employee's behalf and shall transfer the Shares to Employee's account. The Designated Broker also will advise Employee and the Company in regards to the Shares of the: (a) the date on which the Shares were purchased (the "Vesting Commencement Date"), (b) the number of Shares purchased, and (c) the purchase price per share.

        3.    Transfer Restrictions and Repurchase Right

        Employee agrees that, prior to Vesting (as defined in Section 4 below), the Shares

          a.     may not be sold, transferred by gift, pledged, hypothecated, or otherwise transferred or disposed of; and

          b.     shall be subject to a right of repurchase, in favor of the Company (the "Repurchase Right"). The Repurchase Right shall be exercisable by the Company at any time during the ninety (90) day period immediately following the Effective Date (the "Share Repurchase Period"). The Repurchase Right may be exercised only as to that portion of the Shares that have not vested pursuant to the terms of the Vesting Schedule as of the date designated as that on which the repurchase is to be effected pursuant to this Section 3.b. The Company may exercise the Repurchase Right by providing Employee with written notice delivered to Employee during the Share Repurchase Period. The notice shall indicate the number of Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not later than the last day of the Share Repurchase Period. On the date on which the repurchase is to be effected, the Company and/or its assigns shall pay to Employee, in cash or cash equivalents, an amount equal to the lesser of (a) the original purchase price per Share, or (b) the fair market value of the Company's common stock on NASDAQ on the date of repurchase. The Repurchase Right shall terminate with respect to any Shares for which it is not timely exercised.

        In the event of any stock split or stock dividend, any new, substituted or additional securities distributed with respect to the Shares shall be immediately subject to the Repurchase Right, but only to the extent the Shares are subject to the Repurchase Right at such time.

        4.    Vesting Schedule

        Subject to Employee's continued employment under the Employment Agreement, the Repurchase Right shall lapse in accordance with the following schedule (the "Vesting Schedule"): 100% of the Shares shall vest six months after the Vesting Commencement Date. Notwithstanding the Vesting Schedule, in the event Employee's employment under the Employment Agreement is terminated as a result of (a) Employee's death or Disability, or (b) Employee's resignation within six (6) months of a Change of Control, all Shares not vested as of the Effective Date shall be accelerated and shall be fully vested and the Repurchase Right as to such previously unvested Shares shall lapse.

        5.    Short Swing Profits Representation

        Employee represents and affirms that (a) Employee has not sold any shares of common stock of the Company during the six months immediately preceding the date of this Agreement, and (b) Employee shall not sell any shares of the Company's common stock during the six months immediately following the date of this Agreement without first obtaining the Company's written confirmation that such sale would not result in any liability for short-swing profits under Section 16 of the Securities Exchange Act of 1934.

        6.    Federal Tax Consequences

        Set forth below is a brief summary as of the date of this Agreement of some of the federal tax consequences of the purchase and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. EMPLOYEE SHOULD CONSULT A TAX ADVISER BEFORE PURCHASING OR DISPOSING OF THE SHARES.

          a.    Section 83(b) Election For Purchase of Share Subject to Vesting.    Because the Shares have not yet vested pursuant to the Vesting Schedule set forth in this Agreement, under Section 83 of the Internal Revenue Code (the "Code") the excess of the fair market value of the Shares on the date any forfeiture restrictions applicable to the Shares lapse over the purchase price paid for the Shares will be reportable as ordinary income on the lapse date. For this purpose, the term "forfeiture restrictions" includes the right of the Company to repurchase the Shares pursuant to the Repurchase Right provided above. Employee may elect under Section 83(b) of the Code to be taxed at the time the Shares are purchased, rather than when and as the Shares cease to be subject to the forfeiture restrictions. Such election (the "83(b) Election") must be filed with the Internal Revenue Service within thirty (30) days after the date Shares are purchased. If an 83(b) Election is made, the excess of the fair market value of the Shares on the date of purchase over the purchase price paid for the Shares will be reportable as ordinary income. Even though the fair market value of the Shares on the date of purchase equals the purchase price paid (and thus no tax is payable), the 83(b) Election must be made to avoid adverse tax consequences in the future. THE FORM

  FOR MAKING THIS 83(b) ELECTION IS ATTACHED TO THIS AGREEMENT. EMPLOYEE UNDERSTANDS THAT FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30)-DAY PERIOD MAY RESULT IN THE RECOGNITION OF ORDINARY INCOME BY EMPLOYEE AS THE FORFEITURE RESTRICTIONS LAPSE.

          EMPLOYEE MAY SIGN (BUT SHOULD NOT DATE) THE 83(b) ELECTION ATTACHED TO THIS AGREEMENT. THE COMPANY WILL FILE THE 83(b) ELECTION ON EMPLOYEE'S BEHALF. THE ADDRESS OF THE IRS SERVICE CENTER WHERE EMPLOYEE FILES EMPLOYEE'S ANNUAL FEDERAL TAX RETURNS IS                        .

          EMPLOYEE ACKNOWLEDGES THAT IT IS EMPLOYEE'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY 83(b) ELECTION UNDER CODE SECTION 83(b), EVEN IF THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON EMPLOYEE'S BEHALF.

          b.    Disposition of Shares.    If Shares are held for more than one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

        7.    Notices

        All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Company:

    JDS Uniphase Corporation
    1768 Automation Parkway
    San Jose, California 94131
    Attention: Office of the General Counsel

and to Employee at:

        Employee and the Company shall provide written notice to the other (which, notwithstanding any other provision within this section, may be provided by hand delivery, first class mail or electronic mail) of any changes to the addresses above.

        8.    Entire Agreement

        Subject to the last sentence of this paragraph, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the subject matter thereof and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. This Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

        9.    Amendments, Waivers

        This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein.

        10.    Assignment; Successors and Assigns

        Employee agrees that Employee will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

        11.    Severability; Enforcement

        If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

        12.    Governing Law

        The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

        13.    Employee Acknowledgment

        The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

[Remainder of Page Intentionally Left Blank]

        14.    Date of Agreement

        The parties have duly executed this Agreement as of the date first written above.

JDS UNIPHASE CORPORATION

By:	/s/ CHRISTOPHER S. DEWEES	/s/ KEVIN KENNEDY
Name:	Christopher S. Dewees	Kevin Kennedy, Ph.D.
Its:	Senior Vice President and General Counsel

APPENDIX B

        A.    Certain Additional Payments by the Company

          (a)   Subject to and as provided by Section 5(f) of this Agreement, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix A) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Employee an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up Payment in the Employee's adjusted gross income. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing any cash payments, unless an alternative method of reduction is elected by Employee. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

          (b)   Subject to the provisions of this Appendix B (a), all determinations required to be made under this Appendix B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within thirty (30) days of the receipt of notice from the Company or the Employee that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Appendix B with respect to any Payments shall be made no later than sixty (60) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Employee with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest, to the extent not already within the Excise Tax, at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

QuickLinks

  Exhibit 10.10
PREMISES
AGREEMENT
APPENDIX A STOCK PURCHASE AGREEMENT
APPENDIX B